                                                                    EXHIBIT 99.1

                   SYNTEL REPORTS SOLID SECOND QUARTER RESULTS


QUARTERLY HIGHLIGHTS:
     o   Revenue of $43.9M
     o   Gross margin of 45.0%
     o   EPS of $0.25  per diluted share
     o   Addition of $11.3M in cash

TROY, Mich., July 18, 2003 - Syntel, Inc. (Nasdaq: SYNT), a global information technology services firm, today announced solid financial results for the second quarter ended June 30, 2003.

Syntel's total revenue for the second quarter was $43.9 million, compared to $44.1 million in the first quarter of 2003 and $39.5 million in the second quarter of 2002.

Revenue contribution by segment for the relevant quarters is as follows:


       SERVICE OFFERING             Q2, 2003           %     Q1, 2003          %      Q2, 2002           %
                                    --------                 --------                 --------
Applications Outsourcing             $32.9M            75%    $33.0M           75%     $26.6M            67%
E-Business                           $ 8.6M            20%    $ 8.5M           19%     $ 8.7M            22%
TeamSourcing                         $ 2.4M             5%    $ 2.6M            6%     $ 4.2M            11%
TOTALS:                              $43.9M           100%    $44.1M          100%     $39.5M           100%



The Company's gross margin continued to expand, reaching 45.0 percent in the second quarter of 2003 compared to 43.1 percent in the first quarter of 2003 and
39.5 percent in the second quarter of 2002.

Syntel's income from operations was 30.2 percent for the second quarter, compared to 25.2 percent in the first quarter of 2003 and 20.1 percent in the second quarter of 2002. During the quarter the Company reversed accruals related to the successful collection of overdue debts that were previously reserved for. This amounted to a pre-tax reduction in the allowance for doubtful debts of $0.8 million. The Company also released reserves amounting to $0.5 million pre-tax due to a change in estimates relating to legal costs.

Net income for the second quarter increased to $10.3 million or $0.25 per diluted share from $8.4 million, or $0.21 per diluted share in the first quarter of 2003 and $6.3 million or $0.16 per diluted share in the year-ago quarter.

"We are very pleased with our strong second quarter performance," said Bharat Desai, Syntel Chairman and CEO. "Syntel's better-than-expected earnings reflect the solid traction that our business model - the offshore outsourcing of strategic IT solutions for the Global 2000 -- has achieved in the marketplace. What's more, the trend to embrace global delivery of IT projects continues to gain momentum. We believe Syntel is well-positioned to ride the wave of global demand and deliver enhanced value to our stakeholders."

During the second quarter of 2003, Syntel added nine new clients to its roster and launched 62 new engagements. Syntel further expanded its base of hunting licenses by 12 percent during the second quarter, bringing the total to 48.

Global headcount grew to 3,183 in the second quarter, compared to 3,062 in the first quarter of 2003. This growth included a net addition of 98 billable headcount. Given growing market demand and current high utilization of 99 percent domestically and 71 percent offshore, Syntel anticipates accelerating its hiring plans in the second half of 2003.

Syntel's financial position remains very strong. The Company added $11.3 million in net cash during the quarter resulting in a cash position, including short-term investments, of $159.5 million at June 30, 2003. Additionally, the Company remains debt free with significant unused borrowing capacity.

OUTLOOK

"Syntel remains cautiously optimistic regarding its performance for the full year of 2003," said Syntel Chief Financial Officer Keshav Murugesh. "While we continue to make progress in all of our key business metrics, Syntel still faces the challenge of accurately determining the ramp-up speed on new engagements. We continue to work closely with our customer base to help guide them through the internal change management process and realize the benefits of our global delivery solutions. Based on increased visibility to 2003, Syntel now expects revenues in the range of $174 million to $178 million and earnings per share between $0.81 to $0.86."

SYNTEL TO HOST CONFERENCE CALL

Syntel will discuss its second quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to call start time to register and download any necessary audio software. A replay will be made available by calling (800) 642-1687 and entering "1555639" beginning at 1:00 p.m. (Eastern) on July 18, 2003 through midnight (Eastern) on July 21, 2003.

ABOUT SYNTEL

Syntel (SYNT) is a global Applications Outsourcing and e-Business company that delivers real-world technology solutions to Global 2000 corporations. Syntel's portfolio of services includes e-Business development and integration, wireless solutions, data warehousing, eCRM, as well as complex application development and enterprise integration services. The company was the first US-based firm to launch a Global Delivery Service to drive speed-to- market and quality advantages for its customers. Named one of Forbes Magazine's "Best 200 Small Companies in America" and Business 2.0 "100 Fastest Growing Tech Companies," Syntel has more than 3,000 employees worldwide and is assessed at Level 5 of the SEI's CMM. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 31, 2003. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.


Balance sheet and income statement to follow.

                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                   JUNE 30,   DECEMBER 31,
                                                                    2003         2002
                                                                    -----        ----

                                         ASSETS

Current assets:
     Cash and cash equivalents                                      $135,723   $134,976
     Investments, marketable securities                               23,787      5,737
     Accounts receivable, net  of provision for doubtful accounts     28,633     24,329
     Advanced billings and other current assets                        8,032      9,674
                                                                    --------   --------

          Total current assets                                       196,175    174,716

Property and equipment                                                23,427     20,950
     Less accumulated depreciation                                    17,051     15,801
                                                                    --------   --------

          Property and equipment, net                                  6,376      5,149

Goodwill                                                                 906        906

Deferred income taxes and other noncurrent assets                      2,915      2,801
                                                                    --------   --------

                                                                    $206,372   $183,572
                                                                    ========   ========

                                      LIABILITIES

Current liabilities:
     Accrued payroll and related costs                              $  9,840   $ 10,885
     Accounts payable and other current liabilities                   16,878     12,557
     Deferred revenue                                                  2,864      5,286
                                                                    --------   --------
          Total liabilities                                           29,582     28,728

                                  SHAREHOLDERS' EQUITY

Total Shareholders' equity                                           176,790    154,844
                                                                    --------   --------

Total liabilities and shareholders' equity                          $206,372   $183,572
                                                                    ========   ========

                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              3 MONTHS                     6 MONTHS
                                                            ENDED JUNE 30                ENDED JUNE 30
                                                         --------------------        ---------------------
                                                          2003          2002          2003           2002
                                                          ----          ----          ----           ----

Revenues (net)                                           $43,915       $39,500       $87,993       $79,990
Cost of revenues                                          24,156        23,903        49,236        48,462
                                                         -------       -------       -------       -------
Gross profit                                              19,759        15,597        38,757        31,528
Selling, general and administrative expenses               6,509         7,648        14,398        15,669

                                                         -------       -------       -------       -------
Income from operations                                    13,250         7,949        24,359        15,859

Other income, principally interest                           845           733         1,460         1,411
                                                         -------       -------       -------       -------

      Income before income taxes                          14,095         8,682        25,819        17,270

Income tax                                                 3,821         2,398         7,168         4,624
                                                         -------       -------       -------       -------

Net income before loss from equity investment             10,274         6,284        18,651        12,646

Loss from equity investment                                   22             0            47             0
                                                         -------       -------       -------       -------

      Net income                                         $10,252       $ 6,284       $18,604       $12,646
                                                         =======       =======       =======       =======

EARNINGS PER SHARE
      Basic                                              $  0.26       $  0.16       $  0.47       $  0.33
      Diluted                                            $  0.25       $  0.16       $  0.46       $  0.32

      Weighted average common shares outstanding :

      Basic                                               39,470        38,728        39,358        38,646
                                                         =======       =======       =======       =======

      Diluted                                             40,638        39,768        40,566        39,928
                                                         =======       =======       =======       =======